Casino Magic of Louisiana, Corp.
                                     and
                            Jefferson Casino Corp.

                                      to

                       First Union Bank of Connecticut
                                                  Trustee



                        First Supplement to Indenture

                          Dated as of March 25, 1997
                                      to
                                  Indenture

                         Dated as of August 22, 1996



                                 Relating to

                                 $115,000,000

                    13% First Mortgage Notes due 2003 with
                             Contingent Interest



FIRST SUPPLEMENT TO INDENTURE, dated as of March 25, 1997 ("First Supplemental Indenture"), to Indenture, dated as of August 22, 1996, between Casino Magic of Louisiana, Corp., a corporation duly organized and existing under the laws of the State of Louisiana (herein called the "Company"), Jefferson Casino Corporation (herein called the "Guarantor") and First Union Bank of Connecticut as Trustee (herein called the "Trustee").

     RECITALS OF THE COMPANY

     WHEREAS, the Company and Guarantor have heretofore executed and delivered to the Trustee an Indenture, dated as of August 22, 1996 (the "Indenture"), providing for the issuance of the Company's 13% First Mortgage Notes due 2003 with Contingent Interest, guaranteed by the Guarantor; CAPITALIZED TERMS USED BUT NOT DEFINED IN THIS FIRST SUPPLEMENTAL INDENTURE, SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN THE INDENTURE;

     WHEREAS, pursuant to the Indenture the Company has executed and delivered a Security Agreement;

     WHEREAS, prior to the Issue Date and the execution and delivery of the Indenture, Crescent City Capital Development Corporation ("Crescent City") (the former name of the Company) had incurred Indebtedness to IGT pursuant to a Sales Agreement dated March 10, 1995 (the "IGT Debt") and to Bally Gaming, Inc. pursuant to a Purchase Agreement dated February 15, 1995 between Crescent City and Gulf Gaming Equipment, Inc., predecessor in interest to Bally Gaming, Inc. (the "Bally Debt"), the proceeds of which IGT Debt and Bally Debt were respectively utilized solely to purchase FF&E (consisting of gaming equipment then used in the ordinary course of Crescent City's business and currently used in the ordinary course of the Company's business (the "IGT Equipment" and the "Bally Equipment" respectively and collectively the "Gaming Equipment")), and the principal amount of which IGT Debt and Bally Debt, did not exceed the cost of the IGT Equipment and Bally Equipment, respectively;

     WHEREAS, prior to the Issure Date and the execution and delivery of the Indenture, Company assumed such IGT Debt and Bally Debt pursuant to Crescent City's March 1996 Second Amended Plan of Reorganization (the "Plan of Reorganization") in the United States Bankruptcy Court in New Orleans, Louisiana;

     WHEREAS, prior to the Issue Date and the execution and delivery of the Indenture, Company refinanced the Bally Debt with Hibernia National Bank in the principal amount of $1,700,000 (the "Hibernia Debt") and as soon as practical after the date hereof desires to refinance the IGT Debt with First National Bank of Commerce;

     WHEREAS, the Security Agreement contemplated a definition of FF&E Financing Agreement which was inadvertently not included therein but which should have been included therein and, if included, should have included the IGT Debt, the Hibernia Debt and the refinancing thereof;

     WHEREAS, the failure to have included such definition of FF&E Financing Agreement had the effect of not clearly causing such IGT Equipment and Bally Equipment to have been Excluded Assets (within the meaning of the Security Agreement) and if such IGT Equipment and Bally Equipment were not so included as Excluded Assets would have caused a breach of certain provisions of the IGT Debt and the Bally Debt (as refinanced with Hibernia National Bank) which prohibited the grant of liens or encumbrances on such IGT Equipment and Bally Equipment;

     WHEREAS, the Company has requested the Trustee concurrently herewith to executed a First Supplement to the Security Agreement (the "First Supplemental Security Agreement") to cure such defect in such Security Agreement;

     WHEREAS, there exists a related defect or an ambiguity in clause (vi) of the second paragraph of Section 4.09 of the Indenture in that it is unclear whether the Company's $5,673,023.99 aggregate principal amount of IGT Debt and Hibernia Debt, that would otherwise have satisfied all of the conditions to a financing described in such clause (vi) except that it was in existence prior to the Issue Date, is covered by such clause (vi) in particular because the Company's Preliminary Offering Memorandum dated August 2, 1996 and Offering Memorandum dated August 16, 1996, reflected the Company's existing approximately $5.7 million aggregate principal amount of FF&E financing of such nature and its intention to incur an additional $1.8 million of such FF&E financing, for a total equal to the $7.5 million referenced in such clause
(vi), thereby indicating that such $5,673,023.99 aggregate principal amount of FF&E financing should be covered by clause (vi);

     WHEREAS, Section 9.01 of the Indenture provides that the Company and any Guarantor and the Trustee, at any time and from time to time, may amend the Indenture and enter into an indenture supplemental to the Indenture without the consent of any Holders (as defined in the Indenture) to cure any ambiguity, defect or inconsistency;

     WHEREAS, all things necessary to make this First Supplemental Indenture a
valid  agreement  of   the Company and Guarantor, in accordance with their and
its terms, have been done;

     NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

     For and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes that the Indenture is hereby amended effective as of the date hereof in the following respects:

     1. Clause (vi) of the second paragraph of Section 4.09 of the Indenture is amended and restated in its entity as follows:

     (vi) the incurrence by the Company of Indebtedness (including without limitation pursuant to any FF&E Financing Agreement (as defined in the Security Agreement) which was incurred prior to the Issue Date and which will be deemed to be Indebtedness which is permitted by this Indenture to be incurred), the proceeds of which are, or were, utilized solely to purchase FF&E; provided, however, that (A) the principal amount of such Indebtedness does not and did not exceed the cost (including sales and excise taxes, installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with, such purchase) of the FF&E purchased with the proceeds thereof and (B) the aggregate principal amount of such Indebtedness does not exceed $7.5 million outstanding at any time prior to the opening of the Casino Magic-Bossier City Hotel and $10.0 million thereafter;

     2. Nothing in the Indenture, this First Supplemental Indenture or the Notes, express or implied, shall give to any Person other than the parties hereto and their successors hereunder and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture, this First Supplemental Indenture or the Notes. This First Supplemental Indenture may not be used to interpret another indenture, loan agreement or debt agreement of the Company or any of its Subsidiaries (other than the Indenture). Any such indenture (other than the Indenture), loan or debt agreement may not be utilized to interpret this First Supplemental Indenture.

     3. The recitals contained herein shall be regarded as statements of the Company and Guarantor and the Trustee assumes no responsibility for their correctness.

     4. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.

     5. THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE, WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF.


















     IN WITNESS WHEREOF, parties hereto have caused this First Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


CASINO MAGIC OF LOUISIANA, CORP.

     BY:     /s/ Robert A. Callaway
     TITLE:     Secretary

     JEFFERSON CASINO CORPORATION

     BY:     /s/ Jay Osman
     TITLE:     Treasurer

     FIRST UNION BANK OF CONNECTICUT
     as Trustee

     BY:     /s/  W. Jeffrey Kramer
     TITLE:     Vice President